RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294
FAX (713) 651-0849
TELEPHONE (713) 651-9191

EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Form S-8 prepared by PetroQuest Energy, Inc. (the "Company") of information contained in our report dated February 8, 2016, relating to certain estimated quantities of the Company's proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2015.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ryder Scott Company, L.P. nor any of its employees had, or now has, a substantial interest in PetroQuest Energy, Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
May 20, 2016